Exhibit 99.1

Gulfport Energy Reports Record Second Quarter 2007 Results

OKLAHOMA CITY (August 14, 2007) Gulfport Energy Corporation (NASDAQ: GPOR) today reported financial and operating results for the second quarter of 2007.

For the second quarter of 2007, Gulfport reported net income of $9.6 million on revenues of $25.0 million, or $0.26 per diluted share. Net income increased 31% compared to the first quarter of 2007 and 36% compared to the second quarter of 2006.

EBITDA (as defined below) for the second quarter of 2007 was $17.0 million, an increase of 64% from the second quarter of 2006 due to increased production levels. Cash flow from operating activities before changes in working capital was $16.6 million, an increase of 62% versus the same period last year.

Production and Operational Highlights

Net production was 370,000 barrels of oil and 155.4 million cubic feet of natural gas or 395,900 barrels of oil equivalent for the second quarter of 2007. Realized price, which includes transportation, for the quarter was $63.88 per barrel of oil and $8.91 per MCF of natural gas total equivalent of $63.20 per barrel.

In the second quarter, Gulfport drilled 11 wells in southern Louisiana. The company drilled seven wells at the West Cote Blanche Bay field with six productive wells and one well is awaiting completion. The company drilled four wells at the Hackberry field with one well producing, two wells are in the process of initial completion and one well is awaiting completion. The company also performed 19 recompletions, all at the West Cote Blanche Bay field.

At the Hackberry field, as previously disclosed in May 2007, the 2007 No. 7 well logged 123 feet of apparent net pay in the shallow section of the well. The well was drilled deeper to a total depth of approximately 11,000 feet and logged an additional 174 feet of apparent net pay from the Camerina formation, totaling 297 feet of apparent net pay for the well.

Canada

Gulfport owns a 25% interest in Grizzly Oil Sands ULC, which recently increased total leasehold acreage in Canada to approximately 451,000 gross acres. Grizzly plans further assessment of their acreage in the winter 2007-08 drilling season and intends to drill between 100 and 120 core holes. An updated presentation on Grizzly is available on their new website at grizzlyoilsands.com.

Conference Call

Gulfport will host a conference call today at 1:00 p.m. Central time to discuss its second quarter 2007 financial and operational results. Interested parties may listen to the call via

Gulfport’s website at www.gulfportenergy.com or by calling 1-866-713-8562. International callers please dial 617-597-5310. The passcode for the conference call is 40343335. A replay of the call will be available for two weeks at 1-888-286-8010 or internationally at 617-801-6888. The replay passcode is 19064688. The webcast will be archived for 30 days on the company’s website.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast. Gulfport, through a joint venture known as Grizzly Oil Sands ULC, has a sizable acreage position in the Alberta oil sands in Canada and has drilled core samples to further evaluate the acreage. In addition, Gulfport has an indirect interest in the producing Phu Horm gas field in Thailand.

Forward Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this news release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the company’s filings with the Securities and Exchange Commission, including its Forms 10-KSB, 10-QSB and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense, accretion expense and depreciation, depletion and amortization. Cash flow from operating activities before changes in working capital is a non-GAAP financial measure equal to cash flows from operating activities before changes in working capital. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA and cash flow from operating activities before changes in working capital are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA and cash flow from operating activities before changes in working capital are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA and cash flow from operating activities before changes in working capital measures presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

Investor & Media Contact:

John Kilgallon

Director, Investor Relations

jkilgallon@gulfportenergy.com

405-242-4474

GULFPORT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Gas sales	$1,385,000	$504,000	$2,493,000	$1,047,000
Oil and condensate sales	23,634,000	13,845,000	42,888,000	17,751,000
Other income (expense)	(10,000)	11,000	9,000	17,000

	25,009,000	14,360,000	45,390,000	18,815,000

Costs and expenses:
Lease operating expenses	3,942,000	2,255,000	7,119,000	3,606,000
Production taxes	3,025,000	1,921,000	5,470,000	2,486,000
Depreciation, depletion, and amortization	6,613,000	2,743,000	12,283,000	3,736,000
General and administrative	1,154,000	513,000	2,235,000	1,514,000
Accretion expense	139,000	149,000	277,000	298,000

	14,873,000	7,581,000	27,384,000	11,640,000

INCOME FROM OPERATIONS:	10,136,000	6,779,000	18,006,000	7,175,000

OTHER (INCOME) EXPENSE:

Interest expense	685,000	397,000	1,325,000	668,000
Business interruption insurance recoveries	—	(614,000)	—	(3,269,000)
Interest income	(119,000)	(63,000)	(229,000)	(111,000)

	566,000	(280,000)	1,096,000	(2,712,000)

INCOME BEFORE INCOME TAXES	9,570,000	7,059,000	16,910,000	9,887,000
INCOME TAX EXPENSE:	—	—	53,000	—

NET INCOME	$9,570,000	$7,059,000	$16,857,000	$9,887,000

NET INCOME PER COMMON SHARE:
Basic	$0.27	$0.22	$0.48	$0.31

Diluted	$0.26	$0.21	$0.47	$0.29

Basic weighted average shares outstanding	35,891,902	32,636,144	35,221,924	32,408,098
Diluted weighted average shares outstanding	36,592,348	33,858,619	35,885,713	33,634,212

Gulfport Energy Corporation

Reconcilation of EBITDA and Cash Flow

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Net Income	$9,570,000	$7,059,000	$16,857,000	$9,887,000
Interest expense	685,000	397,000	1,325,000	668,000
Income tax expense	—	—	53,000	—
Accretion expense	139,000	149,000	277,000	298,000
Depreciation, depletion, and amortization	6,613,000	2,743,000	12,283,000	3,736,000

EBITDA	$17,007,000	$10,348,000	$30,795,000	$14,589,000

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Cash provided by operating activity	$10,827,000	$9,926,000	$24,884,000	$12,354,000
Adjustments:
Changes in assets and liabilities	5,770,000	345,000	5,020,000	2,098,000

Operating Cash Flow	$16,597,000	$10,271,000	$29,904,000	$14,452,000

Gulfport Energy Corporation

Production Schedule

(Unaudited)

	2Q2007	2Q2006	YTD 2007	YTD 2006
Production Volumes:
Oil (MBbls)	370.0	215.1	711.5	279.4
Gas (MMcf)	155.4	100.1	313.3	192.1
Oil Equivalents (MBOE)	395.9	231.8	763.7	311.4

Average Realized Price:
Oil (per Bbl)	$63.88	$64.37	$60.28	$63.53
Gas (per Mcf)	$8.91	$5.03	$7.96	$5.45
Oil Equivalents (BOE)	$63.20	$61.91	$59.42	$60.36